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                                                                  EXHIBIT 10(f)

                                   PLAN DOCUMENT
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                      BOATMEN'S SUPPLEMENTAL RETIREMENT PLAN

      WHEREAS, Boatmen's Bancshares, Inc., a Missouri corporation, (the "Corporation") desires to provide certain key executive employees of the Corporation and its subsidiaries with supplemental benefits in addition to those benefits provided under the Boatmen's Bancshares, Inc. Retirement Plan for Employees.

      Therefore, the Boatmen's Supplemental Retirement Plan is adopted, effective as of August 8, 1989, as amended on January 30, 1996 and February 8, 1996, as follows.

                                     ARTICLE I
                                    DEFINITIONS

      Except as otherwise specified herein or in a Participant's
Participation Agreement, all capitalized terms shall have the same meanings as such terms have under the Boatmen's Bancshares, Inc.
Retirement Plan for Employees.

      Section 1. 1. "Board of Directors" means the Board of Directors of Boatmen's Bancshares, Inc.

      Section 1.2. "Cause" means conduct of the Participant which is finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. The Compensation Committee of the Corporation shall have sole and uncontrolled discretion with respect to the application of the provisions of this Section 1.2 and any determination shall be conclusive and binding upon the Participant and all other persons.

      Section 1.3. "Change in Control" means any of the following events:

         (a) any individual, corporation (other than the Corporation), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, of securities of the Corporation possessing twenty percent (20%) or more of the voting power for the election of directors of the Corporation;

         (b) there shall be consummated any consolidation, merger or other business combination involving the Corporation or the securities of the Corporation in which holders of voting securities of the Corporation immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Corporation (or, if the Corporation does not survive such transaction, voting securities of the corporation surviving such transaction) having less than sixty percent


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                 (60%) of the total voting power in an election of directors of the Corporation (or such other surviving corporation);

         (c) during any period of two consecutive years, individuals who at the beginning of such period constitute the Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new Director of the Corporation was approved by a vote of at least two-thirds of the Directors of the Corporation then still in office who were Directors of the Corporation at the beginning of any such period; or

         (d) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation (on a consolidated basis) to a party which is not controlled by or under common control with the Corporation.

      Section 1.4. "Code" means the Internal Revenue Code of 1986, as amended.

      Section 1.5. "Committee" means the Boatmen's Bancshares, Inc. Compensation Committee.

      Section 1.6.  "Corporation" means Boatmen's Bancshares, Inc.

      Section 1.7. "Employee" means any person employed by the Corporation or any of its subsidiaries.

      Section 1.8. "Participant" means any Employee who is selected for participation in the Plan by the Committee as provided in Article 11.

      Section 1.9. "Plan" means the Boatmen's Supplemental Retirement Plan as set forth herein and as the same may be amended from time to time.

      Section 1.10. "Retirement Plan" means the Boatmen's Bancshares, Inc. Retirement Plan for Employees.

                                    ARTICLE II
                                   PARTICIPATION

      Section 2.1. Subject to the provisions of Section 2.2, the Committee shall have exclusive power to designate the Employees who will participate in the Plan.

      Section 2.2. Participation in the Plan shall be limited to a select group of Employees of the Corporation and its subsidiaries who are management or highly compensated Employees within the meaning of
Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended.


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      Section 2.3.  Each Employee selected to participate in the Plan by the Committee shall indicate his agreement to the terms of the Plan by executing a Participation Agreement, a form of which is attached hereto as Exhibit A. By means of paragraph 4 of the Participation Agreement, an Employee and the Corporation may agree to vary the terms of the Plan as to such Employee.

                                    ARTICLE III
                                     BENEFITS

      Section 3.1. Except in the case of termination for Cause, in which event no benefit shall be payable under the Plan, if a Participant's employment with the Corporation or one of its subsidiaries is terminated (a) by Disability, (b) within one (1) year after a Change in Control, (c) by the Corporation or one of its subsidiaries after the Participant has completed five (5) years of Vesting Service, or (d) after the Participant has satisfied the requirements for early retirement under the Retirement Plan, the Corporation shall pay to the Participant, in the manner provided in
Article V, a benefit equal to the excess of the benefit in (i) over the benefit in (ii) described below:

           (i) the benefit which the Participant would be entitled to receive under the Retirement Plan (based upon the terms of the Retirement Plan then in effect) upon the Participant's termination of employment and if the benefit under the Retirement Plan were computed

                 (a) including in Earnings for Retirement Plan purposes all incentive compensation, if a Participant prior to January 1, 1996; or

                 (b) including in Earnings for Retirement Plan purposes annual incentive compensation, if an individual becomes a Participant after December 31, 1995; and

                 (c) without giving effect to the limitations then currently imposed by Section 415 of the Code, the limitations of Section 1.401-4(c) of the Income Tax Regulations or their successors, or the limitations under Section 401(a)(17) of the Code;

           (ii) the benefit which the Participant would be entitled to receive under the Retirement Plan upon the Participant's termination of employment, if such benefit were computed without giving effect to the limitation then currently imposed by Section 1.401-4(c) of the Income Tax Regulations or its successor.

      Section 3.2. For purposes of Section 3.1(i), a Participant whose employment has terminated for reasons other than death or Disability within one (1) year after a Change in Control and who is not otherwise entitled to receive a benefit under the Retirement Plan shall be deemed to be entitled to receive a benefit under the Retirement Plan based upon the formula set forth in the Retirement Plan.


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                                    ARTICLE IV
                                  DEATH BENEFITS

      Section 4.1. If the spouse of a Participant is entitled to receive a benefit under the Retirement Plan upon the death of the Participant then such spouse will be entitled to receive a death benefit under this Plan calculated pursuant to the formula set forth in
Article III.

                                     ARTICLE V
                                PAYMENT OF BENEFITS

      Section 5.1. Payment of benefits under the Plan will be made in the same manner and at the same time as benefit payments to the Participant or his spouse under the Retirement Plan.

                                    ARTICLE VI
                                      CLAIMS

      Section 6.1. If a claim for benefits under the Plan is denied, the Committee will provide a written notice of the denial setting forth the specific reasons for the denial, a description of any additional material or information necessary for a claimant to perfect a claim, and an explanation of why such material or information is necessary and appropriate information as to the steps to be taken for the claim to be submitted for review. A claimant may request a review of a denial. Such requests should be submitted to the Committee, in writing, within 60 days after receipt of the denial notice stating the reasons for requesting the review. A claimant may review pertinent documents and submit issues and comments in writing. A decision will be made on the review of the denial of a claim not later than 60 days after the Committee's receipt of a request for review unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible but not later than 120 days after receipt of a request for review. The decision on review will be in writing to the claimant and shall include specific reasons for the decision.

                                    ARTICLE VII
                             AMENDMENT AND TERMINATION

      Section 7.1. The Committee may amend the Plan at any time; provided, however, that no such amendment shall have the effect of depriving Participants of rights accrued under the Plan as of the date of such amendment. The Board of Directors will have the power and authority to terminate this Plan; provided, however, that any such termination shall not terminate any rights or benefits accrued by a Participant under this Plan as of the effective date of any such termination.


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                                   ARTICLE VIII
                                  ADMINISTRATION

      Section 8.1. The Plan shall be administered by the Committee in accordance with its terms, for the exclusive benefit of Participants. The powers and duties of the Committee shall be similar to those powers and duties granted to the Plan Administrator of the Retirement Plan.
In addition, the Committee, in its sole discretion, shall have the power to accelerate the payment of benefits under the Plan to any Participant or spouse. Any interpretation or construction of Plan terms or any determination by the Committee with respect to Plan benefits, etc., shall be conclusive and binding with respect to Participants and all other persons.

                                    ARTICLE IX
                                   MISCELLANEOUS

      Section 9.1. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall give the Participant the right to be retained in the employ of the Corporation or its subsidiaries or interfere with the right of the Corporation or its subsidiaries to discharge the Participant at any time, nor shall it give the Corporation or its subsidiaries the right to require the Participant to remain in their employ or interfere with the Participant's right to terminate his employment at any time.

      Section 9.2. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind.

      Section 9.3. All rights hereunder shall be governed by and construed according to the laws of the State of Missouri, except to the extent such laws are preempted by the laws of the United States of America. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

      Section 9.4. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation or its subsidiaries and the Participant or any other person. To the extent that any person acquires the right to receive payment from the Corporation under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

      Section 9.5. The terms of this Plan shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and the Participant and his heirs and legal representatives.

      Section 9.6. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to the Corporation or its subsidiaries, then the Corporation may

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offset such amount so owing against the amount of benefits otherwise distributable.  Such determination shall be made by the Committee.

      Section 9.7. The Corporation shall, to the extent permitted by law, have the right to deduct from any payments of any kind with respect to the benefit otherwise due to the Participant any Federal, state or local taxes of any kind required by law to be withheld from such payments.



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                                     EXHIBIT A

                              BOATMEN'S SUPPLEMENTAL
                                  RETIREMENT PLAN
                              PARTICIPATION AGREEMENT



      THIS AGREEMENT is made as of ----------------------, 19---, between Boatmen's Bancshares, Inc. ("Corporation") and
---------------------------------------- ("Participant").

      The Corporation and the Participant mutually agree as follows:

      1.   The Participant has received a copy of the Boatmen's
Supplemental Retirement Plan ("Plan") and has read and understands the Plan.

      2. By completion of this Agreement, the Participant agrees to comply with the terms of the Plan in all respects.

      3. All provisions of the Plan are hereby made a part of this Agreement.

      4.   The following special provisions are applicable to the
Participant's participation in the Plan: -----------------------------
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      BOATMEN'S BANCSHARES, INC.

      By:  ---------------------------------   -----------------------
                                               Date

           ---------------------------------   -----------------------
           Participant                         Date


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